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                                                                    Exhibit 23.6

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Supplemental Prospectus of Gray Television, Inc. relating to the offering of Senior Subordinated Notes
Due 2011, of our report on the consolidated financial statements of Stations Holding Company, Inc. and Subsidiaries dated March 15, 2002 except for the subsequent events described in Note Q as to which the date is June 4, 2002, appearing in the accompanying Prospectus.

We also consent to the reference to our Firm under the caption "Experts" in this Supplemental Prospectus.



/s/ McGladrey & Pullen, LLP
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Rockford, Illinois
September 5, 2002